EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY

[address]

CERTIFICATE OF ASSUMPTION

[Annuity Contract Number]

You are hereby notified that EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY (“EFLAC”) has, effective as of 12:01 a.m., Eastern Time, on                     , (the “Effective Date”), assumed liability for your annuity contract with EQUITABLE FINANCIAL LIFE INSURANCE COMPANY (“EFLIC”).

From and after the Effective Date, all references in the annuity contract to EFLIC are hereby changed to EFLAC. EFLAC has assumed all rights and duties under the express terms of your annuity contract. EFLIC no longer has any obligations to you under the express terms of your annuity contract.

Except for the substitution of EFLAC for EFLIC as your insurer, the terms of your annuity contract will not change as a result of the assumption.

All correspondence and inquiries such as deposits, contract changes, and notices of claims should be submitted to EFLAC at the following address:

Equitable Financial Life and Annuity Company

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This Certificate of Assumption is of the Effective Date, forms a part of and should be attached to the [annuity contract/life insurance policy] issued to you by EFLIC.

IN WITNESS WHEREOF, EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY has caused this Certificate of Assumption to be duly signed and issued.

Secretary	President